Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

MOVIPREP® FDA ACTION DATE ESTABLISHED

-Potential New Two-Liter Liquid Bowel Cleansing Prep for Colonoscopy-

RALEIGH, NC, June 21, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has established a Prescription Drug User Fee Act (PDUFA) goal date of August 2, 2006 for MoviPrep® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution). As previously announced, the FDA issued an approvable letter for MoviPrep on April 10, 2006 indicating that approval is contingent upon the resolution of certain manufacturing issues. Salix and Norgine, the product’s innovator, collaborated to resolve these issues and filed a resubmission to the new drug application for MoviPrep on June 2, 2006. The FDA has acknowledged the receipt of the submission and considers it to be a complete, Class I response to the April 10, 2006 action letter. The FDA has established August 2, 2006 as the user fee goal date.

MoviPrep is currently under review by the Food and Drug Administration for marketing approval as a bowel cleansing agent prior to colonoscopy. Salix licensed exclusive rights to MoviPrep in the United States from Norgine B.V., which has filed a patent application for the drug that, if granted, will provide protection until 2023. Based upon information currently available, the Company continues to anticipate the securing of marketing approval and launch of the product during 2006.

Norgine B.V. is a privately-owned, European specialty pharmaceutical company, developing and marketing pharmaceutical products in the therapeutic areas of gastroenterology, hepatology and pain management. Norgine is a leader in this sector in Europe and is unique in having a balanced sales presence across all the major markets.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the reliance on licensors and manufacturers, intellectual property risks, market acceptance for approved products, management of rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.